Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Pioneer Natural Resources Company

     We consent to the reference to our firm under the caption “Experts,” in the Registration Statement Form (S-4) and related prospectus of Pioneer Natural Resources Company for the registration of 30,143,427 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements of Pioneer Natural Resources Company included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
June 11, 2004